UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 24, 2023

SVB Financial Group

(Exact Name of Company as Specified In Its Charter)

Delaware	001-39154	91-1962278
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3003 Tasman Drive

Santa Clara, California 95054-1191

(Address of principal executive offices) (Zip Code)

(408) 654-7400

(Company’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of Each Exchange on Which Registered
None	N/A	N/A

Indicate by check mark whether the Company is an emerging growth company as defined in Rule 405 under the Securities Act (17 CFR 230.405) or Rule 12b-2 under the Exchange Act (17 CFR 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the Company has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective July 24, 2023, the board of directors (the “Board”) of SVB Financial Group (the “Company”) increased the size of the Board from eleven to thirteen directors and appointed Steven G. Panagos and C. Allen Parker to fill the vacancies created by the increase in the size of the Board. The Board also determined that Messrs. Panagos and Parker are independent directors as defined by the listing standards of the Nasdaq Stock Market LLC and has appointed them as members of a newly created special committee and the Board’s Restructuring Committee.

C. Allen Parker, 68, has extensive experience in corporate governance, including at financial institutions, that make him a valuable addition to the Board. From July 2020 through July 2022, Mr. Parker was a Senior Advisor to the global consulting firm McKinsey & Co. in its Financial Institutions practice, and he was an executive at Wells Fargo & Company from March 2017 until March 2020. He joined Wells Fargo initially as the General Counsel and was later appointed by the Wells Fargo Board of Directors to be the Interim Chief Executive Officer, a role he held for seven months. He was also a member of the Wells Fargo Board of Directors during that period. Prior to joining Wells Fargo, Mr. Parker was a partner at Cravath, Swaine & Moore LLP, an international law firm. Over his 27 years as a partner at Cravath, he specialized in finance and corporate governance, was a member of the firm’s Corporate Governance and Board Advisory Practice, and served in a variety of firm leadership roles. From January 2013 through December 2016, Mr. Parker served as Cravath’s fifteenth presiding partner.

Steven G. Panagos, 61, has extensive corporate transformation and restructuring experience that make him a valuable addition to the Board. As an independent director, Mr. Panagos has led numerous special committees empowered to run, structure, evaluate and transact M&A processes, refinancings, recapitalizations, and special investigations both in court and out of court. Mr. Panagos currently serves as an independent director on the board of directors of several companies, including iMedia Brands, Inc. (IMBI). Mr. Panagos was Vice Chairman and Managing Director of the Recapitalization & Restructuring Group at Moelis & Company, from which he retired in June 2019. Prior to his tenure with Moelis & Company, he was a Principal of Panagos Katz Situational Investing, which he founded in February 2008 to invest in the debt of financially distressed companies. Mr. Panagos also spent 20 years with Zolfo Cooper, where he served as National Practice Leader of the Corporate Advisory & Restructuring group.

In connection with their appointments as members of the Board and in lieu of participating in the Company’s director compensation plan, Messrs. Panagos and Parker will each be entitled to cash compensation of $45,000 per month. Messrs. Panagos and Parker each entered into an indemnification agreement, which is substantially in the form of the Company’s standard form of indemnification agreement for directors but includes a per diem expense reimbursement for depositions, testimony and related preparation during periods when not in active service for the Company. There are no arrangements or understandings between either of Mr. Panagos or Mr. Parker and any other person pursuant to which they were appointed to serve as directors. There are no family relationships between either of Mr. Panagos or Mr. Parker and any director or executive officer of the Company. Neither Mr. Panagos nor Mr. Parker have a direct or indirect material interest in any “related party” transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SVB Financial Group (Company)

Date: July 25, 2023	By:	/s/ William Kosturos
Name: William Kosturos
Title: Chief Restructuring Officer